Exhibit 99.1
News Release

Investor Relations Contact:	Corporate Communications Contact:
Sonia Segovia, IR Coordinator	Abbie Kendall, Principal
PDF Solutions, Inc.	Armstrong Kendall, Inc.
Tel: (408) 938-6491	Tel: (503) 672-4681
Email: sonia.segovia@pdf.com	Email: abbie@akipr.com
PDF Solutions® To Appoint Keith Jones
Vice President of Finance & Chief Financial Officer
Medical Condition Requires Steve Melman To Take New Position at PDF
     SAN JOSE, Calif.—December 16, 2005—PDF Solutions, Inc. (Nasdaq: PDFS) the leading provider of process-design integration technologies to enhance IC manufacturability, today announced its plans to appoint Keith Jones to the position of Vice President of Finance and Chief Financial Officer, effective January 1, 2006.
     Mr. Jones has served as Director of Finance and SEC Compliance at PDF Solutions since 2003. Prior to joining PDF Solutions, Mr. Jones served as Assistant Controller for Interwoven, Inc., as Controller for eTime Capital, Inc. and as an Audit Manager for Deloitte & Touche LLP. Mr. Jones received a B.S. in Business Administration from California State University, Fresno and is a Certified Public Accountant. “We are pleased to add Keith to our executive management team,” said John Kibarian, president and CEO of PDF Solutions, Inc. “Keith has contributed greatly as part of our financial team working along side our executive staff and has made a significant positive impact on our business operations.”
     Mr. Melman has been Vice President of Finance and Chief Financial Officer of PDF since joining the company in 1998, however, a medical condition now requires him to take a less demanding role at PDF. Effective January 1, 2006, Mr. Melman will fill the newly created position of Vice President of Investor Relations and Strategic Initiatives. In this new position, Mr. Melman will be responsible for investor relations and coordinating such strategic initiatives as mergers & acquisitions and long-term business planning. “We are saddened that Steve’s medical condition requires him to take a less active role in our company,” added Kibarian,
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“however, we are pleased that he will maintain the channels of communication we have established with our investor community, will help coordinate strategic initiatives and will be available to advise our financial team.”
About PDF Solutions
PDF Solutions, Inc. (Nasdaq: PDFS) is the leading provider of process-design integration technologies for manufacturing integrated circuits (ICs). PDF Solutions’ software, methodologies and services enable semiconductor companies to create IC designs that can be more easily manufactured using manufacturing processes that are more capable. By simulating deep sub-micron product and process interactions, the PDF solution offers clients reduced time to market, increased IC yield and performance, and enhanced product reliability and profitability. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Europe and Japan. For more information, visit www.pdf.com.
PDF Solutions® is a registered trademark of PDF Solutions, Inc.
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